SUB-ITEM 77M - Corbin Fund

GAI Corbin Multi-Strategy Fund, LLC (the "Corbin Fund")
GAI Aurora Opportunities Fund, LLC (the "Aurora Fund")


On September 30, 2016, the Corbin Fund acquired substantially all of the assets and liabilities of the Aurora Fund, a closed-end, non-diversified investment company, pursuant to a plan of reorganization approved by the holders of Aurora Fund's shares. The acquisition was accomplished by a tax-free exchange of the net assets of the Aurora Fund.

Reference is hereby made to the definitive Information
Statement, which is incorporated herein by reference to this form as Exhibit to Sub-Item 77Q1(g).